Exhibit 99.1

CONTACT INFORMATION:
Investors and Media
Julie D. Tracy
Vice President, Investor Relations and Corporate Marketing
408-548-6500
jtracy@kyphon.com

Kyphon Reports Second Quarter 2005 Financial Results and Increases Full Year 2005 Revenue and Earnings Guidance

SUNNYVALE, Calif., July 26, 2005 (BUSINESS WIRE) -- Kyphon Inc. (Nasdaq:KYPH) today announced that net sales for the quarter totaled $75.0 million, an increase of 48% over the $50.7 million in net sales reported for the second quarter of 2004. Earnings per diluted share for the quarter increased 64% to $0.18 compared to earnings per diluted share of $0.11 for the same period a year ago. These financial results are at the high end of the anticipated revenue and earnings ranges announced July 8, 2005 in the company's preliminary second quarter financial results.

The company also announced an increase in its full-year 2005 revenue target range to $304 million to $310 million, up from its previous target range of $280 million to $295 million. Revenue growth for 2005 versus 2004 is now anticipated to be approximately 42% to 45%. In addition, the company also increased its full-year 2005 target range for earnings per diluted share to $0.80 to $0.83, up from its previously announced target range of $0.65 to $0.72. Full-year 2005 earnings per diluted share growth versus 2004 is now anticipated to be between 60% to 66%.

Kyphon's total net sales for the second quarter included $63.7 million in net sales in the United States and $11.3 million in net sales from its international operations, representing growth in those markets of 41% and 99%, respectively, over the second quarter of 2004.

The company's stronger than expected earnings performance in the quarter was driven by higher revenues and improved manufacturing efficiencies coupled with increased leverage from selling and marketing activities and lower-than- anticipated legal expenses due to the early, favorable conclusion of the patent litigation against Disc-O-Tech.

"We are pleased with the strong revenue and earnings growth posted in our second quarter and are encouraged by the positive momentum we have going into the second half of the year," said Richard Mott, President and Chief Executive Officer. "Kyphoplasty procedural adoption by spine specialists remains robust. Our training of a record number of new clinicians in the second quarter also reflects the growing interest shown by the interventional radiology and interventional neuroradiology communities in performing procedures with our products."

"During the second half of 2005, we intend to remain focused on strengthening our foundation for future growth through broadening our worldwide customer base, expanding our sales force, developing innovative new products and procedures, advancing our clinical trial programs, and delivering increased operating leverage," Mott concluded.

Included in the second quarter 2005 operating results is a $1.0 million in- process research and development expense for the previously announced license agreement reached with Dr. J. Lee Berger in April 2005 for his portfolio of patents concerning the creation of voids in, or moving, tissue or bone for most orthopaedic applications, including the spine.

For the six-month period ended June 30, 2005, Kyphon reported net sales of $141.3 million, which was an increase of 48% over the $95.2 million reported for the same period in 2004. Earnings per diluted share for the first six months of 2005 were $0.32, which was an increase of 45% over the $0.22 reported for the same period last year.

Selected Metrics

Kyphon ended the second quarter of 2005 with 192 device sales representatives and 68 primary care sales professionals in the U.S. Internationally, the company ended the second quarter with approximately 60 sales professionals. Kyphon is planning to end the year with approximately 270 device sales representatives and 50 primary care sales representatives in the U.S., along with approximately 90 sales representatives outside of the U.S. These sales representatives work with spine specialists worldwide who perform, or who are candidates to perform, the kyphoplasty procedure and the primary care physician community to educate them about the option of kyphoplasty. To date, approximately 4,500 spine specialists in the U.S. and 2,300 outside the U.S. have been trained to perform kyphoplasty. For the year 2005, Kyphon expects to train a total of approximately 1,900 physicians to perform kyphoplasty procedures, 950 in the U.S. and 950 outside of the U.S.

Financial Outlook for the Quarter Ending September 30, 2005

For the third quarter of 2005, the company anticipates net sales of $77 million to $79 million, which represents an increase of 38% to 42% versus the third quarter of 2004. Net sales from the company's international operations are anticipated to constitute 12% to 13% of total worldwide net sales in the third quarter. Earnings per diluted share for the third quarter are targeted to be between $0.21 and $0.23, an increase of 50% to 64% over the same period a year ago.

Earnings Call Information

Kyphon will host a conference call today at 2:00 p.m. Pacific Daylight Time to discuss its second quarter 2005 results and expectations for the remainder of 2005. A live webcast of the call will be available from the Investor Relations section of the company's corporate Web site at www.kyphon.com. An audio replay of the call will also be available beginning from 5:00 p.m. Pacific Daylight Time on Tuesday, July 26, 2005 until 12:00 a.m. Pacific Daylight Time on Wednesday, August 10, 2005. To access the replay, dial 800-675-9924 (U.S.) or 303-752-5839 (International) and enter the confirmation number 72605. The archived webcast will be available for a minimum of two months following the call at www.kyphon.com.

About Kyphon

Kyphon develops and markets medical devices designed to restore spinal function using minimally invasive technologies. The company's products are used in Balloon Kyphoplasty, a minimally invasive procedure to treat spinal fractures caused by osteoporosis or cancer. For more information, visit Kyphon's Web site at http://www.kyphon.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those that use words such as "believes," "expects," "anticipates," "targets," "intends," "plans," "projects," and words of similar effect, and specifically include the company's future financial projections and anticipated business direction and performance. Forward-looking statements are based on management's current preliminary expectations and are subject to risks, uncertainties and assumptions, which may cause the company's actual results to differ materially from the statements contained herein. Information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company's periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results," which can be found in Kyphon's quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on April 29, 2005 and in Kyphon's annual report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 2, 2005. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.

KYPHON INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited; in thousands, except per share amounts)

                                                              Three Months Ended       Six Months Ended
                                                                    June 30,                 June 30,
                                                            ----------------------   -------------------
                                                               2005        2004        2005       2004
                                                            ----------  ----------   --------   --------
U.S. net sales                                             $   63,697  $   45,045   $121,563   $ 85,669
International net sales                                        11,329       5,700     19,697      9,509
                                                            ----------  ----------   --------   --------
Net sales                                                      75,026      50,745    141,260     95,178
Cost of goods sold                                              8,494       6,000     16,419     10,917
                                                            ----------  ----------   --------   --------
Gross profit                                                   66,532      44,745    124,841     84,261
                                                            ----------  ----------   --------   --------
Operating expenses:
    Research and development                                    6,638       5,053     12,098      9,610
    Sales and marketing                                        36,174      25,512     71,159     47,853
    General and administrative                                 10,343       6,502     18,041     11,342
    Purchased in-process research and development               1,000          --      1,000         --
                                                            ----------  ----------   --------   --------
        Total operating expenses                               54,155      37,067    102,298     68,805
                                                            ----------  ----------   --------   --------
Income from operations                                         12,377       7,678     22,543     15,456
Interest income and other, net                                    819         225      1,344        460
                                                            ----------  ----------   --------   --------
Net income before income taxes                                 13,196       7,903     23,887     15,916
Provision for income taxes                                      5,260       3,200      9,530      6,400
                                                            ----------  ----------   --------   --------
Net income                                                 $    7,936  $    4,703   $ 14,357   $  9,516
                                                            ==========  ==========   ========   ========
Net income per share:
    Basic                                                  $     0.19  $     0.12   $   0.34   $   0.24
                                                            ==========  ==========   ========   ========
    Diluted                                                $     0.18  $     0.11   $   0.32   $   0.22
                                                            ==========  ==========   ========   ========
Weighted-average shares outstanding:
    Basic                                                      42,512      40,145     42,180     39,954
                                                            ==========  ==========   ========   ========
    Diluted                                                    44,660      43,452     44,453     43,390
                                                            ==========  ==========   ========   ========

KYPHON INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

                                                        June 30,     December 31,
                                                           2005          2004
                                                       ------------  ------------
Assets
Current assets:
    Cash and cash equivalents                         $    116,695  $     87,236
    Investments                                             26,147        24,421
    Accounts receivable, net                                46,370        42,347
    Inventories                                             10,299        11,457
    Prepaid expenses and other current assets                8,401         4,521
    Deferred tax assets                                     13,530        13,537
                                                       ------------  ------------
        Total current assets                               221,442       183,519
Investments                                                  1,272         4,142
Property and equipment, net                                 13,794        12,728
Goodwill and other intangible assets, net                    4,487         5,039
Deferred tax assets                                          4,009         4,009
Other assets                                                 1,846         3,952
                                                       ------------  ------------
        Total assets                                  $    246,850  $    213,389
                                                       ============  ============

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                  $      6,143  $      5,544
    Accrued liabilities                                     27,830        24,049
                                                       ------------  ------------
        Total current liabilities                           33,973        29,593
Deferred rent and other                                      3,881         4,161
                                                       ------------  ------------
        Total liabilities                                   37,854        33,754
                                                       ------------  ------------
Commitments and contingencies

Stockholders' equity:
    Common stock, $0.001 par value per share                    43            41
    Additional paid-in capital                             205,730       189,410
    Treasury stock, at cost                                   (201)         (201)
    Deferred stock-based compensation, net                    (892)       (2,113)
    Accumulated other comprehensive income                     950         3,489
    Retained earnings (accumulated deficit)                  3,366       (10,991)
                                                       ------------  ------------
        Total stockholders' equity                         208,996       179,635
                                                       ------------  ------------
        Total liabilities and stockholders' equity    $    246,850  $    213,389
                                                       ============  ============